Exhibit 99.1
June 29, 2009
First Niagara Repurchases TARP Warrant from U.S. Treasury
Lockport, N.Y. — First Niagara Financial Group, Inc. (NASDAQ: FNFG) completed the final step in its previously announced plan to return the funds invested by the U.S. Treasury Department under the Troubled Asset Relief Program (TARP) with the repurchase of the warrant for the remaining 953 thousand shares of common stock issued to Treasury on November 21, 2008 for $2.7 million. The repurchase will not have an impact on earnings per share. During their six-month investment in First Niagara, the government earned more than $7.4 million for an annualized return of nearly 8%.
On May 27, 2009, the Company returned all $184 million received from the preferred stock that had been issued to the Treasury under TARP after conducting a follow-on stock offering that raised $380.4 million in private-sector equity capital. The number of shares available to the Treasury under the warrant was reduced by one-half due to First Niagara’s ability to raise capital through an underwritten public offering on April 14, 2009. Since October 2008, First Niagara has raised over $495 million in private-sector capital.
“We leveraged the federal investment to make commercial and consumer credit readily available in the communities where we do business, just as the program intended, and replaced it with private investors’ capital when stock market conditions improved,” said First Niagara President & CEO John R. Koelmel. “Unlike most others, we raised more than twice the amount originally received from the government and provided a solid return to taxpayers on their investment while continuing to execute our long term strategy for the benefit of our shareholders.”
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion at March 31, 2009. First Niagara Bank is a community-oriented savings bank providing financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the Company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009. For more information, visit www.fnfg.com.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com